Exhibit 99.1

THE REORGANIZATION TRANSACTIONS

Summary of Reorganization

In connection with the initial public offering (the “IPO”) of the common stock of AXA Equitable Holdings, Inc. (“Holdings,” and together with its consolidated subsidiaries, “we,” “us,” “our” or the “Company”), we undertook the Reorganization (as defined below). The Reorganization’s primary goals were to ensure that (i) we held, at the time of the IPO, all of the U.S. retirement and protection businesses of AXA S.A., a société anonyme organized under the laws of France (“AXA”), and AXA’s interests in AllianceBernstein Holding L.P., a Delaware limited partnership (“AB Holding”) and AllianceBernstein L.P., a Delaware limited partnership and the operating partnership for the AllianceBernstein business (“ABLP,” and together with AB Holding, “AB” or “AllianceBernstein”), and (ii) certain AXA U.S. P&C business was extracted from us and held by AXA outside of us. As part of the Reorganization Transactions, we also effected an unwind of the reinsurance provided to AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable Life”), by AXA RE Arizona Company, formerly an Arizona corporation (“AXA RE Arizona”), for certain variable annuities with GMxB features (the “GMxB Reinsurance”).

“Reorganization” means the transactions described under the following headings: “—Transfer of AXA Financial Shares,” “—Extraction of U.S. Property and Casualty Insurance Business,” and “—Transfer of AXA’s Interests in AB,” but does not include the AXF Merger (as defined in “—Transfer of AXA Financial Shares”).

“Reorganization Transactions” means the Reorganization, the GMxB Unwind, as defined in “—Unwind of GMxB Reinsurance” and the Recapitalization, as defined in “Recapitalization,” collectively.

The Reorganization was subject to approval from various state insurance regulators. All required regulatory approvals were received.

In April 2018, we completed the Reorganization.

Transfer of AXA Financial Shares

On October 1, 2018, AXA Financial, Inc., a Delaware corporation (“AXA Financial”), merged with and into Holdings (the “AXF Merger”). Prior to the AXF Merger, AXA Financial indirectly owned a number of subsidiaries that comprised our retirement and protection businesses and Holdings owned 100% of the shares in AXA Financial. Until January 2018, approximately 0.5% of AXA Financial was held by Coliseum Reinsurance Company, an indirect subsidiary of AXA (“Coliseum Re”), and AXA Belgium S.A., an indirect subsidiary of AXA (“AXA Belgium”). As part of the Reorganization, AXA Belgium transferred its approximate 0.47% interest in AXA Financial to AXA in January 2018 and Coliseum Re transferred its approximate 0.03% interest in AXA Financial to AXA in March 2018. AXA then contributed the entire approximate 0.5% interest to Holdings (the “AXA Financial Transfer”) in March 2018.

Extraction of U.S. Property and Casualty Insurance Business

Holdings formerly held 78.99% of the shares of AXA America Corporate Solutions, Inc. (“AXA CS”), which holds certain AXA U.S. P&C business. As part of the Reorganization, Holdings sold its shares of AXA CS to AXA so that AXA CS and its subsidiaries are no longer a part of the Company. Holdings’ repayment obligation to AXA in respect of a $622 million loan made by AXA to Holdings in December 2017 was set off against AXA’s payment obligation to Holdings with respect to the sale of AXA CS shares and AXA paid Holdings the balance of the purchase price in cash. Note that AXA CS and its subsidiaries have been excluded from the historical financial statements of Holdings because their businesses (i) are demonstrably distinct from the other business of Holdings, (ii) have been managed and financed historically autonomously, (iii) have no more than incidental common facilities and costs with the other business of Holdings, (iv) are operated and financed autonomously following the disposition and (v) do not have material financial commitments, guarantees or contingent liabilities to or from Holdings following the disposition.

Transfer of AXA’s Interests in AB

Prior to the Reorganization, AXA’s interests in AB consisted of (i) approximately 15% held by AXA-IM Holding U.S. Inc., a wholly owned, indirect subsidiary of AXA (“AXA IM Holding US”), approximately 3% held by Coliseum Re and approximately 47% currently held by the Company and (ii) AllianceBernstein Corporation, a Delaware corporation and the general partner of AB Holding and ABLP (the “General Partner”), 100% of which is held by us. As part of the Reorganization, in April 2018 Holdings acquired (i) 100% of the shares of AXA IM Holding US for approximately $873 million, representing the fair value of AXA IM Holding US’s interests in AB, net of other transferred assets and liabilities of AXA IM Holding US (AXA IM Holding US did not carry on any substantive business activity at the time of the transfer), and (ii) all of the units of limited partnership interests in ABLP (the “AB Units”) held by Coliseum Re for approximately $217 million, so that all of AXA’s interests in AB were held entirely by the Company. See “Unaudited Pro Forma Condensed Financial Information.”

Unwind of GMxB Reinsurance

In April 2018, AXA Equitable Life effected an unwind of the GMxB Reinsurance (the “GMxB Unwind”) to mitigate the impact of any restrictions on the use of captive reinsurers to reinsure variable annuities that could be adopted by insurance regulators by reducing its use of such reinsurance. In addition, AXA Equitable Life undertook the GMxB Unwind in response to its agreement with the New York Department of Financial Services (the “NYDFS”) that required us to provide the NYDFS with notice and the opportunity to disapprove any ordinary shareholder dividend until AXA Equitable Life fully implemented a plan with respect to the management of its variable annuity business ceded to AXA RE Arizona. We expect that the GMxB Unwind will provide increased transparency relative to our variable annuity risk management. The GMxB Unwind had no impact on our financial position or results of operations because the GMxB Reinsurance was between two wholly owned subsidiaries and was therefore eliminated in our U.S. GAAP consolidated financial statements. As of December 31, 2018, our insurance company subsidiaries had statutory TAC of approximately $8.5 billion, resulting in a Combined RBC Ratio of approximately 670%.

The GMxB Unwind was accomplished by AXA RE Arizona first transferring certain risks that are not part of the GMxB Unwind to a newly formed subsidiary, EQ AZ Life Re Company, an Arizona corporation and a wholly owned indirect subsidiary of Holdings (“EQ AZ Life Re”). Following the transfer of that business to EQ AZ Life Re, AXA RE Arizona merged with and into AXA Equitable Life to complete the GMxB Unwind. Following AXA RE Arizona’s merger with and into AXA Equitable Life, the GMxB Business is not subject to any new internal or third-party reinsurance arrangements, though in the future AXA Equitable Life may reinsure the GMxB Business with third parties. For more detail regarding the risks associated with the GMxB Unwind, see “Risk Factors—Risks Relating to Our Retirement and Protection Businesses—Risks Relating to Our Reinsurance and Hedging Programs—Our reinsurance arrangements with affiliated captives may be adversely impacted by changes to policyholder behavior assumptions under the reinsured contracts, the performance of their hedging program, their liquidity needs, their overall financial results and changes in regulatory requirements regarding the use of captives” in our Annual Report on Form 10-K for the fiscal period ended December 31, 2018 (our “Annual Report on Form 10-K”).

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